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                                                                    EXHIBIT 10.6

                                     [LOGO]

                         WESTPORT RESOURCES CORPORATION

                              ANNUAL INCENTIVE PLAN

                                      2000


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                          WESTPORT OIL AND GAS COMPANY
                              ANNUAL INCENTIVE PLAN

                                    OVERVIEW



PARTICIPANTS

It is intended that selected business unit employees will be participants. This will generally involve geologists, geophysicists, engineers, landmen, and managers. However, the Plan permits the Administrator to add or exclude certain employees, if that is desired.


TARGET BONUS POOL

o Determined for each business unit at the beginning of the year by the Administrator.

o 25% of the distributable pool will be awarded based on a participant being part of the Business Unit. Seventy-five percent (75%) of the distributable pool will be awarded on a discretionary basis by the business unit heads with approval of the Plan Administrator.

o The Administrator will determine the distributable pool conditional upon meeting the Company Performance Threshold, with specific amounts dependent upon the level to which individual business unit goals were met.


COMPANY PERFORMANCE THRESHOLD

o At the beginning of the year, the Administrator will establish one or multiple goals, which will serve as an overall Company performance threshold (the "Company Performance Threshold"). If this threshold is not achieved, no payments will be required to be made, regardless of the performance of any individual business unit.


BUSINESS UNIT GOALS

o Goals will be set at the beginning of the year for each business unit. It is anticipated that FIVE goals based on value addition, asset growth, and production increase will be used but these may vary (see sample worksheet) from year to year.

o Each of the goals will be weighted as a percent of the total incentive, i.e., 30%, 20%, 20%, 20% and 10%, respectively. If all of the goals are achieved, 100% of the target incentive will be payable. (See graphs for each goal which shows the gradation from the minimum target to the maximum target.)

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PAYMENT

o At the year end, the Administrator will determine if the Company Performance Threshold has been achieved. The goals of each of the business units will be evaluated and the Administrator will then determine the percentage of goals achieved. (See sample worksheet.)

o Responsible officers will then allocate the discretionary portions subject to approval by the Chief Executive Officer and the Administrator.

o Payment made pursuant to the Plan may be made in cash or a combination of cash and common stock, 90 days following the end of the Plan Year. The disposition of any restricted common stock awarded pursuant to the Plan will be governed by the terms of a Restricted Stock Agreement.

o Only whole shares of common stock will be paid. No fractional shares will be paid; if fractional shares would otherwise be paid, the Restricted Stock portion of the payment will be rounded to the next higher whole number of shares, and the cash portion will be reduced proportionately.


EMPLOYMENT EVENTS

o If a participant retires, dies or becomes disable prior to payment, he/she will receive a pro rata portion of the award.

o If a participant terminates for any other reason prior to payment, the amount will be forfeited.

o The Administrator will review unit recommendations annually to determine whether an employee will or will not participate in the Plan for each given year.


ADMINISTRATOR

The Compensation Committee of the Board will have oversight responsibility for the Plan.


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                                  PLAN DOCUMENT


SECTION 1.  PLAN ESTABLISHMENT AND PURPOSE

1.1 Establishment. Westport Oil and Gas Company, Inc. (the "Company"), a Delaware corporation, hereby establishes an annual compensation program for certain employees of its various business units, which shall be known as the Westport Oil and Gas Company, Inc. Business Unit Annual Incentive Plan (the "Plan").

1.2 Purpose. The purpose of the Plan is to maximize the success and profitability of the business units by providing significant incentive opportunities to certain employees assigned to the business unit when the business unit achieves its annual goals.

SECTION 2.  DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:


     a. "Administrator" means the Compensation Committee of the Board of Directors of Westport Oil and Gas Company, Inc., or the group or individual designated by the Compensation Committee.

     b. "Company" means Westport Oil and Gas Company, Inc., and any subsidiaries.

     c. "Disability" has the same meaning as provided in the long-term disability plan maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Administrator. If, at any time during the period that this Plan is in operation, the Company does not maintain a long-term disability plan, Disability shall mean a physical or mental condition which, in the judgment of the Administrator, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination the Administrator may, but is not required to, relay on advice of a physician competent in the area to which such Disability relates. The Administrator may make the determination in its sole discretion and any decision of the Administrator will be binding on all parties.

     d. "Participant" means any individual designated to participate in the Plan pursuant to Subsection 4.1.

     e. "Plan" means the Westport Oil and Gas Company, Inc. Business Unit Annual Incentive Plan.

     f.   "Plan Year" means the 12-month period of January 1 to December 31.

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     g.   "Retirement" means the termination of employment with the Company by a
          Participant who has attained the Normal Retirement Age. For purposes of this Plan, such age shall be 62 years.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.  ADMINISTRATION. NO CONTROL AND NATURE OF INTEREST

3.1 Administration. The Administrator shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all the powers necessary to accomplish these purposes; including, but not by way of limitation, the right, power and authority:

     a.   To make rules and regulations for the administration of the Plan;

     b. To construe all terms, provisions, conditions, and limitations of the Plan;

     c. To correct any defects, supply any omissions or reconcile any inconsistencies that may appear in the Plan in the manner and to the extent deemed expedient;

     d. To determine all controversies relating to the administration of the Plan, including, but not limited to, differences of opinion which may arise between the Company or the Administrator and the Participants;

     e. To resolve any questions necessary to promote the uniform administration of the Plan; and

     f. To appoint and to delegate to appropriate management employees any ministerial duties required hereunder. In the event of such appointment or delegation, the Administrator shall require regular reporting by the individuals so appointed.

3.2 Administrator's Discretion. The Administrator, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing those acts in his sole and absolute discretion and judgment. Any decision made by the Administrator, or any refraining to act or any act taken by the Administrator, in good faith shall be final and binding on all parties.

3.3 Liability and Indemnity of Administrator. The Administrator shall not be liable for any act done or any determination made in good faith. The Company shall, to the fullest extent permitted by law, indemnify and hold the Administrator harmless from any and all claims, causes of action, damages and expenses (including reasonable attorneys' fees and expenses) incurred by the Administrator in connection with or otherwise related to his or her service in such capacity.

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3.4  No Control and Nature of Interest. The granting of rights to Participants under the provisions of the Plan represents only a contracted right to receive compensation as determined by the Plan Administrator from time to time. Accordingly, the Plan grants no right to, or interest in, either express or implied, any equity position or ownership in the Company.

SECTION 4.  ELIGIBILITY AND PARTICIPATION

4.1 Eligibility and Participation. It is intended that selected employees of all business units shall be Participants. However, there may be instances in which it is determined that a particular employee should not participate in the Plan for a given year. For that reason, prior to the first day of each Plan Year the Executive in charge of each business unit will provide to the Administrator a list of key employees within the business unit as well as a recommendation as to which of the listed employees should participate in the Plan for that Plan Year. In the event that after the beginning of the Plan Year, the Executive of a business unit determines that an individual should become a Participant during the Plan Year, a recommendation to that effect should be made to the Administrator. An individual shall become a Participant only after having been approved by the Administrator.

SECTION 5.  INCENTIVE AWARDS

5.1 Establishing the Target Amount. Annually, for each business unit, the Administrator shall determine the Target Bonus Amount for Award purposes. This shall be called the "Target Amount".

5.2 Awarding Bonuses. Annually, after determining that the Company Performance Threshold has been met and after determining the level of achievement of performance goals by each Business Unit, the Administrator will confirm an award to each Participant within each business unit a specified number of Incentive Units. In confirming such award, the Administrator may rely upon recommendations from appropriate management personnel within each business unit or may make the award based solely upon the Administrator's discretion. Each Participant will be notified of the Bonus Amount awarded to him within 90 days of the end of the Plan Year.

5.3 Setting Performance Goals. Annually, the Administrator will also establish the business goals which the business unit must achieve in order for the payments to be made under the Plan. These shall be called "Performance Goals". The Performance Goals will be quantifiable and may vary from year to year. It is anticipated that multiple Performance Goals will be established for each business unit. As a result, the Administrator will also determine the weighting, expressed as a percentage, of each Performance Goal. The weighted Performance Goal shall be called the "Incentive Unit Percentage". The aggregate of all Incentive Unit Percentages for a business unit will equal 100%.

5.4 Setting Company Performance Threshold. Annually, the Administrator will also establish the Company performance which must be achieved before any payments can be made under this Plan. This shall be called the "Company Performance


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     Threshold". If the Company Performance Threshold is not achieved, no payments will be made for the Plan Year notwithstanding the fact that a business unit may have achieved or exceeded one, or more, of its Performance Goals for the Plan Year.

SECTION 6.  PAYMENT OF INCENTIVE AMOUNTS

6.1 Calculation of Amount to be Paid. At the end of each Plan Year, the Administrator will review each business unit's performance and determine the extent to which each Performance Goal has been achieved. The sum of all Incentive Unit Percentages for all of the Performance Goals that have been achieved or exceeded, when multiplied by the Target Amount will equal the Payable Target Amount.

6.2 Payment. Following the calculation of the Payable Target Amount for each business unit, and if the Company Performance Threshold for the Plan Year has been achieved, payment will be made to the Participants from that business unit. Payment will be made within 90 days following the end of the Plan Year. The form of the payment will be in cash or a combination of cash and shares of Company Restricted Common Stock. The number of shares of Company Restricted Common Stock to be paid will be determined by dividing that portion of the payment amount which is to be paid in shares of Company Restricted Common Stock by the share price on a calculation date determined by the Administrator. In the event that the number of shares of Company Restricted Common Stock which are to be paid to a Participant is minimal, the Administrator, in his sole discretion, may determine that the entire payment amount will be paid in cash. The determination of what constitutes a minimal amount of shares will be determined by the Administrator in his sole discretion.

SECTION 7.  EMPLOYMENT EVENTS

7.1 Termination of Employment. In the event that the Participant is terminated or terminates employment for any reason other than death, Disability or Retirement, prior to payment of any amount which may be due under this Plan, said Participant shall forfeit and have no right to receive any amounts which otherwise might have been paid under this Plan.

7.2 Death, Disability, Retirement. In the event that the Participant terminates employment as a result of death, Disability or Retirement, the Participant, or the estate of the Participant, will be entitled to a payment based upon the Achieved Unit Value multiplied by the Incentive Units awarded to such Participant, but reduced by one-twelfth (1/12th) for each full month, by which the Participant's death, Disability or Retirement precedes the end of the Plan Year.

7.3 Participation After the Beginning of the Plan Year. In the event that an individual becomes a Participant after the beginning of the Plan Year, the Participant will be entitled to a payment, but reduced by one-twelfth (1/12th) for each full month during which the individual was not a Participant in the Plan.


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SECTION 8.  LIMITATION OF RIGHTS

8.1  Limitation of Right. Nothing in this Plan shall be construed:

     a. To give any Participant any right to be awarded an Incentive Unit other than at the sole discretion of the Administrator;

     b. To limit in any way the right of the Company to terminate a Participant's employment with the Company at any time; or

     c. To evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular capacity or for any particular remuneration.

SECTION 9.  DURATION OF PLAN

9.1 Duration of Plan. The Plan shall remain in effect indefinitely, subject to the Company's right to terminate the Plan pursuant to Section 10 hereof.

SECTION 10. AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

10.1 Amendment, Modification and Termination of Plan. The Company may at any time terminate the Plan, and from time to time, may amend or modify it, provided that no such action shall adversely affect any right or obligation with respect to any awards granted but not paid.

SECTION 11. ALIENATION

11.1 Alienation. No benefit provided by this Plan shall be transferable by the Participant except on the Participant's death, as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan shall be void. No right or benefit under this Plan shall, in any manner, be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to the right or benefit. If any Participant becomes bankrupt or attempts to anticipate, alienate, assign, pledge, sell, encumber, or charge any right or benefit under this Plan, then the right or benefit shall, in the sole discretion of the Administrator, cease. In that event, the Company may hold or apply the right or benefit, or any part of the right or benefit, for the benefit of the Participant, his or her spouse, children, or dependents, the beneficiary or any of them, in the manner or in the proportion that the Administrator shall deem proper, in his sole discretion, but is not required to do so.

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SECTION 12. TAX WITHHOLDING

12.1 Tax Withholding. Payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

SECTION 13. UNFUNDED PLAN

13.1 Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets that may be represented by an Incentive Pool or Unit; the Company shall not be deemed to be a trustee of any amounts to be paid to a Participant. Any liability of the Company to pay any Participant with respect to an Achieved Incentive Amount shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; and no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Company. However, the Company has the discretion at any time to segregate such assets that may be represented by an incentive amount. The assets will at all times remain property of the Company. The Participants and their beneficiaries shall at all times be merely unsecured creditors of the Company.

SECTION 14. SUCCESSOR COMPANY

14.1 Successor Company. In the event of a merger, consolidation, combination, or reorganization involving the Company and any other entity or corporation, the Administrator shall not agree to such merger, consolidation, combination, or reorganization unless and until the succeeding or continuing business entity shall expressly assume the accrued and payable obligations of the Company under this Plan, or other benefits to be paid to Participants which in the Administrator's sole judgment are comparable.

SECTION 15. GOVERNING LAW

15.1 Governing Law. The Plan, and all agreements hereunder, shall be constructed in accordance with and governed by the laws of the State of Colorado except to the extent superseded by federal law.

SECTION 16. EFFECTIVE DATE

16.1 Effective Date. The Plan shall become effective as of January 1, 2000.

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                          SAMPLE CALCULATION WORKSHEET



BUSINESS UNIT             Region A



                                          INCENTIVE                          ACHIEVED
     GOAL                               UNIT PERCENTAGE                     PERCENTAGE
---------------                         ---------------                   ---------------
NPV20
NEW RESERVES                                  30%                              -0-%

NPV10
PROVED RESERVE BASE                           20%                               20%

EFFECTIVE RESERVE ADDITIONS                   20%                               15%

BASE PROPERTY PRODUCTION FORECAST             20%                               20%

WEDGE PRODUCTION FORECAST                     10%                               10%
                                              ---                               ---

     TOTAL                                   100%                               65%


TARGET AMOUNT              $1,000,000

TOTAL ACHIEVED PERCENT             65%
       EQUALS
TARGET AMOUNT PAYABLE      $  650,000


TOTAL AMOUNT AVAILABLE     $  650,000
LESS:  MANDATORY AMOUNTS   $  162,500
DISCRETIONARY AMOUNTS      $  487,500

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                                   DEFINITIONS



ACTUAL RESERVE REPLACEMENT
Current year proved reserve additions divided by current year production.

BUSINESS UNIT ACQUISITIONS
Producing property acquisitions that are within existing focus areas. The cost is within the business unit's capital budget.

CORPORATE ACQUISITIONS
Larger producing property or corporate acquisitions that might cross business unit boundaries and the capital requirements are outside of the business unit's budgets.

INCENTIVE PERFORMANCE WEIGHTING
The relative weight of each goal in achieving the total incentive, i.e., 35%, 20%, 15%, 20%, and 10%, respectively.

NPV20
Net Present Value at a 20% discount rate. An NPV20 exactly equal to zero would indicate that a 20% rate of return was achieved. Proved reserves only shall be considered in this calculation.

NET ASSET VALUE CHANGE
Third party proved reserves plus all remaining non-reserve balance sheet items at the beginning of the year compared to year-end proved reserves and non-reserve balance sheet items at the end of the year.

PERFORMANCE FACTOR
The degree to which each goal has been met (see "2000 Incentive Plan Goals"). No credit will be given for results that are below a certain minimum threshold. Above this threshold, a percentage of the incentive will be awarded depending on the actual results. If results exceed the stated goal, additional credit will be given up to the listed maximum amount.

RATE OF RETURN
This discount rate (or interest rate) at which the discounted present worth of cash outflows exactly equals the discounted present worth of cash inflows. This may also be stated as the discount rate at which the Net Present Value equals zero.

RESERVE ADDITIONS
Proved reserves added as a result of exploration drilling, business unit acquisitions, and development drilling or recompletions into zones previously booked as probable, or possible.

VALUE ADDED INDEX OF 1
NPV10 on capita spent equal to capital spent (non-reserve capex considered at cost).


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                               2000 INCENTIVE PLAN



COMPANY PERFORMANCE THRESHOLD

The Company performance thresholds for 2000 will be non-diminishment of net asset value, the attainment of a value added index greater than 1.0, and the achievement of positive net earnings. If these are met, then the business unit incentive plan will be activated.

PARTICIPANTS

At the Plan Administrator's discretion, managers, geologists, geophysicists, engineers, and landmen within each business unit may be included in the incentive plan (see attached list).

BUSINESS UNIT GOALS

Five goals have been established for 2000.

GOAL #1:   NPV20 EQUAL TO OR GREATER THAN ZERO ON RESERVE-ADD PROJECTS
           The goal is to achieve an average 20% or better rate of return on all of the reserve-add capital projects. At a 20% rate of return, the NPV20 is zero by definition. Reserve-add projects are defined as any capital projects that add reserves to the PROVED reserve base. This includes drilling projects, business unit acquisitions, and drilling or recompletions that prove up reserves previously defined as probable or possible.

GOAL #2: THE CHANGE IN VALUE, NPV10, OF THE BEGINNING YEAR PROVED RESERVE BASE (1/1/00 RESERVE REPORT [RR])
           The goal is to maintain the value of the proved reserve base during the year. Therefore, the year-end RR, adjusted for current year reserve activity, will be compared with the beginning-year RR. These will be compared with consistent oil and gas prices. All changes in the RR, e.g., reserve revisions, production forecast revisions, lease operating expense revisions, maintenance revisions, abandonment revisions, project training revisions, capital revisions, and property sales will affect the value of the reserve base.

GOAL #3: EFFECTIVE RESERVE ADDITIONS EQUAL TO 100% OF THE 2000 BUSINESS PLAN The goal is to add the reserves that were stated in the 2000 Business Plan. The challenge is to do it profitably. It would be easy to replace reserves by spending a large amount of money on marginally profitable acquisitions or drilling projects. All of the projects in the business plan have a rate of return greater than 20%. Therefore, the goal is to add the amount of oil and gas reserves that were planned for by spending the planned capital. If the Board changes the business plan so that more or less capital is actually spent, then the reserve target will increase or decrease by the MCFE per dollar spent ratio of the business plan.

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GOAL #4:   100% OF THE BASE PROPERTY PRODUCTION FORECAST OF THE YEAR IN THE
           BUSINESS PLAN
           The goal is for the base property production, for the current year, to be equal to or exceed the forecast in the 2000 Business Plan.

GOAL #5:   100% OF THE WEDGE PRODUCTION FORECAST OF THE 2000 BUSINESS PLAN
           The goal is for the wedge production to be equal to or exceed the forecast in the 2000 Business Plan. If more or less capital is actually spent than in the business plan, then the production target will increase or decrease by the MCFE per dollar spent ratio of the business plan. The production target will also be adjusted to account for delays imposed by corporate capital budget constraints.

TARGET AMOUNTS

A bonus pool will be established for each business unit consisting of an amount equal to 30% of the salary of the business unit manager and 20% of the salary of all other Participants. Based on the weighting and the business unit's performance on each goal, a composite percentage score will be established for each business unit. If the composite score is greater than zero, then incentive awards will be paid. The available bonus pool to be distributed will be the product of the established bonus pool times the composite percentage score. Each eligible member of a business unit that has a positive composite percentage score will receive 25% of their pool contribution for being a member of a successful business unit. For example, if a business unit has a composite percentage score of 100%, then every eligible member of the business unit would receive a minimum award equal to (20% of their salary) x (100% composite score ) x (25%) = 5% of their salary. The other 75% of the pool will be distributed to the eligible members based on the relative contribution that each member was determined to have made to the success of the business unit. There is no maximum limit for this individual discretionary award. Discretionary awards greater than that which is available from the pool can be awarded for extraordinary performance. Based on the weighting and the maximum performance factor of the five goals, a composite percentage score of 150% is possible. Therefore, if a business unit achieved this score and everyone in the business unit was determined to have contributed equally to the success, then everyone would receive a bonus equal to (150%) x (20%) = 30% of one year's salary.


ACQUISITION BONUS POOL

Bonus payable on acquisitions shall be calculated at 0.25% of closing price and shall be payable in equal amounts over two (2) years, depending on meeting criteria below. The Participants to whom the bonus is allocated shall be at the discretion of the Plan Administrator.

A. Achievement of values established in memorandum to the Board by the end of the year and achievement of year 1 production volumes represented in economics agreed to by the Board.


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B.   Look back after year 2 comparing reserve volumes, LOE's and production performance versus Board memo.



























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